Exhibit 10(kkk)

AMENDMENT TO ALCOA INC.

EMPLOYEES’ EXCESS BENEFITS PLAN C

Pursuant to Section 5.1 of the Alcoa Inc. Employees’ Excess Benefits Plan C (“Plan”), the Plan is amended effective August 11, 2014, as follows:

1. The definition of a “Participant” in Section 1.1(I) shall be amended to reflect the Company’s replacement of Job Grades with Job Bands effective as of August 11, 2014, as follows (with new language underlined and deleted language ~~stricken~~):

I. “Participant” means any employee of the Company or any Subsidiary who meets one or more of the following requirements:

(1)	retires or dies while covered under Excess B, or

(2)	has Additional Compensation and is a participant in Plan I, or

(3)	on or after January 1, 1989, and before August 11, 2014, retires, dies or terminates while covered under Plan I, and immediately prior to retirement, death or termination is in a job grade of 19 or above, ~~or an equivalent of such job grades as determined by the Company.~~ or

(4)	on or after August 11, 2014, retires, dies or terminates while covered under Plan I, and immediately prior to retirement, death or termination is in a job band of 35 or above, or an equivalent of such job bands as determined by the Company.

2. In all other respects, the Plan is ratified and confirmed.